Exhibit 99.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 30, 2023, we completed the Inmarsat Acquisition. The summary unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2023 combine the historical consolidated statements of operations and comprehensive income of Viasat for the fiscal year ended March 31, 2023 with the historical consolidated income statements of Inmarsat Holdings for the twelve months ended March 31, 2023, giving effect to the Inmarsat Acquisition and the Transaction Financing as if they had each occurred on April 1, 2022, and the assumptions and adjustments set forth in the accompanying explanatory notes. The summary unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2023 combine the historical unaudited condensed consolidated statements of operations and comprehensive income of Viasat for the three months ended June 30, 2023, which includes one month of contributions from Inmarsat Holdings for the period following the closing date on May 30, 2023, with the historical unaudited condensed consolidated income statement of Inmarsat Holdings for the two months ended May 30, 2023, which has been derived from accounting records prepared by Inmarsat. The historical unaudited condensed consolidated income statement of Inmarsat Holdings for the two months ended May 30, 2023 has been prepared on the same basis as Inmarsat’s audited consolidated financial statements and, in the opinion of Inmarsat’s management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial information for the periods presented. The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year .

Viasat and Inmarsat Holdings have different fiscal years. Therefore, Inmarsat’s results for the twelve-month period ended March 31, 2023 were derived by subtracting Inmarsat’s historical results of operations for the three months ended March 31, 2022 from its historical results of operations for the year ended December 31, 2022 and adding Inmarsat’s historical results of operations for the three months ended March 31, 2023.

The summary unaudited pro forma combined financial information was derived from and should be read in conjunction with the information and accompanying notes included under the section entitled “Unaudited pro forma condensed combined financial information” and the following historical consolidated financial statements and accompanying notes:

•

The historical audited consolidated financial statements of Viasat as of and for the fiscal year ended March 31, 2023, and the related notes, included in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and incorporated herein by reference;

•

The historical unaudited condensed consolidated financial statements of Viasat as of and for the three months ended June 30, 2023, and the related notes, included in Viasat’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, and incorporated herein by reference;

•

The historical audited consolidated financial statements of Inmarsat Holdings as of and for the fiscal year ended December 31, 2022, and the related notes, included elsewhere in this offering memorandum; and

•

The historical unaudited condensed consolidated interim financial statements of Inmarsat Holdings as of and for the three months ended March 31, 2023, and the related notes, included elsewhere in this offering memorandum.

Unaudited Pro Forma Condensed Combined Statement of Operations Information

	Pro Forma Combined For the Year Ended March 31, 2023	Pro Forma Combined For the Three Months Ended June 30, 2023

	(In thousands)
Total Revenues	$4,108,630	$1,050,226
Cost of product revenues	824,946	208,062
Cost of service revenues	1,878,409	485,997
Selling, general and administrative	966,577	300,539

1

Independent research and development	145,723	31,907
Amortization of acquired intangible assets	274,659	68,619
Income (loss) from continuing operations	18,316	(44,898)
Interest income	28,112	20,845
Interest expense	(361,426)	(110,628)
Other income, net	1,098	—
Income (loss) from continuing operations before income taxes	(313,900)	(134,681)
(Provision for) benefit from income taxes from continuing operations	(26,968)	23,213
Net income (loss) from continuing operations	(332,134)	(109,114)
Net income (loss) from continuing operations attributable to Viasat, Inc.	(338,076)	(109,216)

Other Financial Data:

	Pro Forma Combined For the Year Ended March 31, 2023	Pro Forma Combined For the Three Months Ended June 30, 2023

	(In thousands)
Pro forma combined Adjusted EBITDA from continuing operations (“Pro Forma Adjusted EBITDA”)(1)	$1,490,974	$352,683

(1)

Pro Forma Adjusted EBITDA is derived from financial information contained elsewhere in this offering memorandum. See “Unaudited pro forma condensed combined financial information.” Pro Forma Adjusted EBITDA represents pro forma combined net income (loss) from continuing operations before interest, gains or losses on extinguishment of debt, taxes, depreciation and amortization, the effects of non-cash stock-based compensation expenses, acquisition and transaction related expenses and other income, net. Pro Forma Adjusted EBITDA is not a measurement of financial performance under US GAAP and should not be considered as an alternative to pro forma combined net income (loss) from continuing operations as a measure of performance. See above under “—Summary historical consolidated financial data—Viasat” for a discussion of the limitations of non-GAAP measures such as Pro Forma Adjusted EBITDA as analytical tools.

The following table reconciles Pro Forma Adjusted EBITDA to pro forma combined net income (loss) from continuing operations:

	Pro Forma Combined For the Year Ended March 31, 2023	Pro Forma Combined For the Three Months Ended June 30, 2023

	(In thousands)
Pro forma combined net income (loss) from continuing operations:	$(338,076)	$(109,216)
Provision for (benefit from) income taxes	26,968	(23,213)
Interest expense (income), net	333,314	89,783
Depreciation and amortization	1,209,621	292,121
Stock-based compensation expense	82,122	21,752
Acquisition and transaction related expenses(1)	118,625	62,556
Inmarsat Ligado revenue(2)	(19,800)	—
Inmarsat loss on disposal and impairment of assets	7,000	400

2

	Pro Forma Combined For the Year Ended March 31, 2023	Pro Forma Combined For the Three Months Ended June 30, 2023

	(In thousands)
Inmarsat share of profit of associates	(8,800)	(1,500)
Synergies(3)	80,000	20,000

Pro Forma Adjusted EBITDA	$1,490,974	$352,683

(1)	Costs typically consist of acquisition, integration, and disposition related costs.
(2)

A $19.8 million credit was recognized relating to the release of a 51% bad debt provision on an existing Ligado receivable, following the receipt of $30.0 million from Ligado in December 2022 and a further $30.0 million agreed to be remitted during March 2023 (received in April 2023).

(3)

We anticipate that the Inmarsat Acquisition will result in annual run-rate cost synergies of approximately $80 million from achieving greater operating efficiencies, capturing inherent economies of scale and leveraging corporate resources. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these cost savings and cost synergies will be achieved in the anticipated amounts or within the anticipated timeframes or at all. See “Risk Factors—Risks related to the Inmarsat Acquisition—Combining the businesses of Viasat and Inmarsat may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated synergies and other benefits of the Inmarsat Acquisition, which may adversely affect the combined company’s business results and negatively affect the trading price of the notes.”

On a pro forma basis, after giving effect to the Inmarsat Acquisition, the Transaction Financing and this offering and the application of the net proceeds therefrom, as of March 31, 2023, our ratio of total debt to pro forma combined Adjusted EBITDA from continuing operations for the fiscal year ended March 31, 2023 would have been 5.11x.

3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 30, 2023, we completed the Inmarsat Acquisition. The unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2023 combine the historical consolidated statements of operations and comprehensive income of Viasat for the fiscal year ended March 31, 2023 with the historical consolidated income statements of Inmarsat Holdings for the twelve months ended March 31, 2023, giving effect to the Inmarsat Acquisition and the Transaction Financing as if they had each occurred on April 1, 2022, and the assumptions and adjustments set forth in the accompanying explanatory notes. The unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2023 combine the historical unaudited condensed consolidated statements of operations and consolidated comprehensive income of Viasat for the three months ended June 30, 2023, which includes one month of contributions from Inmarsat Holdings for the period following the closing date on May 30, 2023, with the historical unaudited condensed consolidated income statement of Inmarsat Holdings for the two months ended May 30, 2023, which has been derived from accounting records prepared by Inmarsat. The historical unaudited condensed consolidated income statement of Inmarsat Holdings for the two months ended May 30, 2023 has been prepared on the same basis as Inmarsat’s audited consolidated financial statements and, in the opinion of Inmarsat’s management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial information for the periods presented. The results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Viasat and Inmarsat Holdings have different fiscal years. Therefore, Inmarsat’s results for the twelve-month period ended March 31, 2023 were derived by subtracting Inmarsat’s historical results of operations for the three months ended March 31, 2022 from its historical results of operations for the year ended December 31, 2022 and adding Inmarsat’s historical results of operations for the three months ended March 31, 2023.

Under the Purchase Agreement for the Inmarsat Acquisition, the total consideration transferred by Viasat of approximately $2.7 billion at the closing of the Inmarsat Acquisition was comprised of $2.1 billion of the fair value of and the issuance of approximately 46.36 million unregistered shares of Viasat common stock issued at the closing of the Inmarsat Acquisition (which were subsequently registered in July 2023) and $550.7 million in cash consideration. In connection with the closing of the Inmarsat Acquisition, we entered into the $616.7 million 2023 Term Loan Facility and the $733.4 million Bridge Facility, which were both fully drawn at closing. The cash portion of the consideration payable in the Inmarsat Acquisition was funded with a portion of the proceeds from the Transaction Financing.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•

The historical audited consolidated financial statements of Viasat as of and for the fiscal year ended March 31, 2023, and the related notes, included in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and incorporated herein by reference;

•

The historical unaudited condensed consolidated financial statements of Viasat as of and for the three months ended June 30, 2023, and the related notes, included in Viasat’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, and incorporated herein by reference;

•

The historical audited consolidated financial statements of Inmarsat Holdings as of and for the fiscal year ended December 31, 2022, and the related notes, included elsewhere in this offering memorandum; and

•

The historical unaudited condensed consolidated interim financial statements of Inmarsat Holdings as of and for the three months ended March 31, 2023, and the related notes, included elsewhere in this offering memorandum.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations in accordance with US GAAP, with Viasat considered the acquirer of Inmarsat for accounting purposes.

These unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information set forth below has been prepared for illustrative purposes only. The unaudited pro forma condensed combined financial information set forth below contains adjustments that are based on preliminary estimates, many of which are inherently uncertain. The actual results reported in periods following the date of this offering memorandum may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to: differences between the assumptions used to prepare these unaudited pro forma condensed combined financial statements and actual amounts, preliminary allocation of the total purchase price, cost savings from operating efficiencies, differences resulting from potential synergies, the impact of the incremental costs incurred in integrating the Inmarsat business, or Viasat’s or Inmarsat’s results of operations, financial condition or other transactions or developments since June 30, 2023. The assets and liabilities of Inmarsat have been measured based on various preliminary estimates using assumptions that Viasat believes are reasonable based on information that is currently available. Accordingly, the following unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Inmarsat Acquisition and the Transaction Financing been completed on the dates indicated in the unaudited pro forma condensed combined financial information, and does not purport to project Viasat’s future financial condition and results of operations after giving effect to these transactions. We therefore caution you not to place undue reliance on the following unaudited pro forma condensed combined financial information.

The unaudited preliminary pro forma adjustments for the Inmarsat Acquisition were made primarily to reflect:

•

Certain adjustments and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP and the effect of these adjustments on income tax, as well as reclassification to conform the historical financial information of Inmarsat to Viasat’s presentation.

•	Transaction accounting adjustments:

•

The acquisition of Inmarsat by Viasat, including application of the acquisition method of accounting in connection with the Inmarsat Acquisition, such as changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses; and

•	The effect of the above adjustments on income tax.

•	Financing and other adjustments:

•

Interest expense (including amortization of debt issuance costs and original issue discount (“OID”)) related to the Transaction Financing, consisting of the $616.7 million 2023 Term Loan Facility and the $733.4 million 2023 Bridge Facility (which we intend to repay with the net proceeds of the notes offered hereby); and

•	The effect of the above adjustments on income tax.

Pursuant to the acquisition method of accounting, the total purchase price for the Inmarsat Acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values as of May 30, 2023. Viasat expects that the strategic and financial benefits of the Inmarsat Acquisition will result in potentially significant operating synergies and cost savings opportunities. However, given the preliminary nature of those operating synergies and cost savings, neither they, nor the costs of integration activities that could result from the Inmarsat Acquisition, have been reflected in the following unaudited pro forma condensed combined statements of operations for either period. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks related to the Inmarsat Acquisition.”

The following unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, “Inmarsat management’s discussion and analysis of financial condition and results of operations” included elsewhere in this offering memorandum, and Inmarsat Holdings’ historical consolidated financial statements and related notes included elsewhere in this offering memorandum, as well as our historical consolidated financial statements and the related notes and our management’s discussion and analysis of financial condition and results of operations incorporated by reference herein.

Unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2023

	Historical Three Months Ended June 30, 2023 Viasat	Historical Two Months Ended May 30, 2023 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Financing and Other Adjustments (Note 5)		Pro Forma Combined

	(In thousands, except per share data)
Revenues:
Product revenues	$236,372	$11,797	$—		$—		$—		$248,169
Service revenues	543,419	254,654	—		4,940	(a)	—		802,057
					(956	)(b)	—

Total Revenues	779,791	266,451	—		3,984		—		1,050,226
Operating expenses:
Cost of product revenues	197,078	10,984	—		—		—		208,062
Cost of service revenues	347,833	124,085	—		(453	)(b)	—		485,997
					14,532	(c)
Selling, general and administrative	219,581	87,718	1,065	(aa)	(10,657	)(d)	—		300,539
			—		1,094	(c)
					1,738	(e)
Independent research and development	29,004	2,903	—		—		—		31,907
Amortization of acquired intangible assets	27,811	38,738	—		2,070	(f)	—		68,619

Income (loss) from continuing operations	(41,516)	2,023	(1,065)		(4,340)		—		(44,898)
Interest income	19,189	1,656	—		—		—		20,845
Interest expense	(55,939)	(32,109)	1,065	(aa)	(5,878	)(g)	(19,791	)(1)	(110,628)
			2,014	(bb)
			10	(cc)
Other income, net	—	—	—		—		—		—
Income (loss) from continuing operations before income taxes	(78,266)	(28,430)	2,024		(10,218)		(19,791)		(134,681)

(Provision for) benefit from income taxes from continuing operations	533	10,725	(504	)(dd)	7,818	(h)	4,651	(2)	23,213
			(10	)(cc)
Equity in income (loss) of unconsolidated affiliate, net	831	1,523	—		—		—		2,354

Net income (loss) from continuing operations	(76,902)	(16,182)	1,510		(2,400)		(15,140)		(109,114)
Less: Net income (loss) attributable to noncontrolling interest	102	(108)	—		108	(i)	—		102

Net income (loss) from continuing operations attributable to Viasat, Inc.	$(77,004)	$(16,074)	$1,510		$(2,508)		$(15,140)		$(109,216)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.83)								$(0.88)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.83)								$(0.88)
Shares used in computing basic net income (loss) per share	93,106				30,569	(j)			123,675
Shares used in computing diluted net income (loss) per share*	93,106				30,569	(j)			123,675

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2023

	Historical Year Ended March 31, 2023 Viasat	Historical Twelve Months Ended March 31, 2023 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Financing and Other Adjustments (Note 5)		Pro Forma Combined

	(In thousands, except per share data)
Revenues:
Product revenues	$954,126	$98,400	$—		$—		$—		$1,052,526
Service revenues	1,602,032	1,430,300	—		29,640	(a)	—		3,056,104
					(5,868	)(b)

Total Revenues	2,556,158	1,528,700	—		23,772		—		4,108,630
Operating expenses:
Cost of product revenues	736,446	88,500	—		—		—		824,946
Cost of service revenues	1,098,308	676,000	—		(2,758	)(b)	—		1,878,409
					106,859	(c)
Selling, general and administrative	718,626	218,100	2,736	(aa)	(12,500	)(d)	—		966,577
			27,600	(ee)	8,043	(c)
					3,972	(e)
Independent research and development	128,923	16,800	—		—		—		145,723
Amortization of acquired intangible assets	29,811	238,200	—		6,648	(f)	—		274,659

Income (loss) from continuing operations	(155,956)	291,100	(30,336)		(86,492)		—		18,316
Interest income	19,512	8,600	—		—		—		28,112
Interest expense	(26,809)	(194,500)	2,736	(aa)	(35,268	)(g)	(123,016	)(1)	(361,426)
			12,083	(bb)
			3,348	(cc)
Other income, net	1,098	—	—		—		—		1,098
Income (loss) from continuing operations before income taxes	(162,155)	105,200	(12,169)		(121,760)		(123,016)		(313,900)

(Provision for) benefit from income taxes from continuing operations	(49,418)	(35,000)	(3,021	)(dd)	7,310	(h)	28,909	(2)	(26,968)
			(3,348	)(cc)
			27,600	(ee)
Equity in income (loss) of unconsolidated affiliate, net	(66)	8,800	—		—		—		8,734

Net income (loss) from continuing operations	(211,639)	79,000	9,062		(114,450)		(94,107)		(332,134)
Less: Net income (loss) attributable to noncontrolling interest	5,942	1,300	—		(1,300	)(i)	—		5,942

Net income (loss) from continuing operations attributable to Viasat, Inc.	$(217,581)	$77,700	$9,062		$(113,150)		$(94,107)		$(338,076)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(2.87)								$(2.76)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(2.87)								$(2.76)
Shares used in computing basic net income (loss) per share	75,915				46,364	(j)			122,279
Shares used in computing diluted net income (loss) per share*	75,915				46,364	(j)			122,279

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of pro forma presentation

The historical financial information of Viasat is reported pursuant to US GAAP, while the historical financial information of Inmarsat is reported pursuant to IFRS. As discussed in Note 3, certain adjustments and reclassifications have been made to conform the historical financial information of Inmarsat from IFRS to US GAAP.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with the authoritative guidance for business combinations (Accounting Standards Codification (“ASC”) 805) based on the historical consolidated financial statements of Viasat and Inmarsat Holdings, with Viasat as the accounting acquirer. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair value, while acquisition-related transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Transaction costs that have already been recognized in the historical financial statements of Viasat and Inmarsat Holdings have not been eliminated in the unaudited pro forma condensed combined financial statements. Viasat has made assumptions and estimates in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change from the Inmarsat Acquisition closing date through to the end of the purchase price allocation period (up to one year from the closing date of the Inmarsat Acquisition) as Viasat finalizes the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change from Viasat’s preliminary estimates. These changes could result in material variances between Viasat’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Reclassifications of Inmarsat Holdings’ historical financial statements

The following reclassifications have been made to the presentation of Inmarsat Holdings’ historical financial statements in order to conform to Viasat’s presentation:

Statement of operations reclassifications:

Under IFRS, Inmarsat has elected to present its consolidated income statement on the basis of the nature of the expenditure incurred, which is one of the two methods of presentation acceptable under IFRS. The other method of presentation is a functional presentation, which is the method of presentation used by Viasat under US GAAP. As a result, it is necessary to allocate the nature of items presented in Inmarsat’s consolidated income statement to the functional captions used by Viasat. The reclassifications made are described below:

•

Revenue for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $1,528.7 million and $266.5 million, respectively. Revenue was reclassified to product revenues for $98.4 million and service revenues for $1,430.3 million for the twelve months ended March 31, 2023 and to product revenues for $11.8 million and service revenues for $254.7 million for the two months ended May 30, 2023.

•

Employee benefit costs for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $342.4 million and $71.7 million, respectively. Employee benefit costs were reclassified to cost of service revenues for $215.0 million and selling, general and administrative expense for $127.4 million for the twelve months ended March 31, 2023 and to cost of service revenues for $44.3 million and selling, general and administrative expense for $27.4 million for the two months ended May 30, 2023.

•

Network and satellite operations costs for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $176.2 million and $29.0 million, respectively. Network and satellite operations costs were reclassified to cost of service revenues for $121.1 million and selling, general and administrative expense for $55.1 million for the twelve months ended March 31, 2023 and to cost of service revenues for $20.2 million and selling, general and administrative expense for $8.8 million for the two months ended May 30, 2023.

•

Impairment of financial assets expenses for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $19.9 million and $1.9 million, respectively. Impairment of financial assets were reclassified to cost of service revenues for the twelve months ended March 31, 2023 and two months ended May 30, 2023.

•

Other operating costs for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $187.0 million and $74.5 million, respectively. Other operating costs were reclassified to cost of product revenues for $88.5 million, cost of service revenues for $13.9 million, selling, general and administrative expense for $67.8 million and $16.8 million for independent research and development for the twelve months ended March 31, 2023 and to cost of product revenues for $11.0 million, cost of service revenues for $2.6 million, selling, general and administrative expense for $58.0 million and $2.9 million for independent research and development for the two months ended May 30, 2023.

•

Own work capitalized for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $49.6 million and $9.2 million, respectively. Own work capitalized was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023 and for the two months ended May 30, 2023.

•

Depreciation and amortization expenses for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $594.5 million and $99.9 million, respectively. Depreciation and amortization expenses were reclassified to cost of service revenues for $345.9 million, selling, general and administrative expense for $10.4 million, and amortization of acquired intangible assets for $238.2 million for the twelve months ended March 31, 2023 and to cost of service revenues for $58.8 million, selling, general and administrative expense for $2.4 million, and amortization of acquired intangible assets for $38.7 million for the two months ended May 30, 2023.

•

Loss on disposal for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to assets of $6.5 million and $0.4 million, respectively. Loss on disposal was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023 and two months ended May 30, 2023.

•

Impairment of assets for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $0.5 million and nil, respectively. Impairment of assets was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023 and two months ended May 30, 2023.

•

Share of profit of associates for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $8.8 million and $1.5 million, respectively. Share of profit of associates was reclassified to equity in income (loss) of unconsolidated affiliate, net for the twelve months ended March 31, 2023 and the two months ended May 30, 2023.

•

Financing income for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $8.6 million and $1.7 million, respectively. Financing income was reclassified to interest income for the twelve months ended March 31, 2023 the two months ended May 30, 2023.

•

Financing costs for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to $194.5 million and $32.1 million, respectively. Financing costs were reclassified to interest expense for the twelve months ended March 31, 2023 and the two months ended May 30, 2023.

•

Taxation (charge) income for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to a taxation charge of $35.0 million and taxation income of $10.7 million, respectively. Taxation (charge) income was reclassified to (provision for) benefit from income taxes for the twelve months ended March 31, 2023 and the two months ended May 30, 2023.

•

Profit / (loss) for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to a profit of $79.0 million and loss of $16.2 million, respectively. Profit / (loss) was reclassified to net income (loss) from continuing operations for the twelve months ended March 31, 2023 and the two months ended May 30, 2023.

•

Profit / (loss) attributable to equity holders for the twelve months ended March 31, 2023 and the two months ended May 30, 2023 amounted to a profit of $77.7 million and loss of $16.1 million, respectively. Profit / (loss) attributable to equity holders was reclassified to net income (loss) from continuing operations attributable to Viasat, Inc for the twelve months ended March 31, 2023 and the two months ended May 30, 2023.

2.	Consideration transferred and preliminary estimated purchase price allocation

For purposes of developing the unaudited pro forma condensed combined financial information, acquired assets of Inmarsat, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed. Valuations and assessments, including valuations of intangible and tangible assets and liabilities assumed, as well as the assessment of the tax positions and rates of the combined business may change through the end of the purchase price allocation period (up to one year from the closing date of the Inmarsat Acquisition). For purposes of this pro forma analysis, the following is a preliminary estimate of the assets acquired and the liabilities assumed as of May 30, 2023, reconciled to the fair value of consideration transferred to the Sellers in the Inmarsat Acquisition:

(In thousands)
Current assets	$652,396
Property, equipment and satellites	4,589,853
Identifiable intangible assets	2,370,700
Other assets	401,754

Total assets acquired	$8,014,703
Current liabilities	(579,874)
Long-term debt, excluding short-term portion	(3,519,550)
Other long-term liabilities	(2,670,504)

Total liabilities assumed	$(6,769,928)
Goodwill	1,434,317

Total consideration transferred	$2,679,092

3.	Adjustments to Inmarsat historical financial statements to conform to US GAAP

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Inmarsat’s financial information to identify differences in accounting policies as compared to those of Viasat and differences in financial statement presentation as compared to the presentation of Viasat, including certain adjustments and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP.

Viasat identified certain differences between IFRS and US GAAP, as noted further in the sections below regarding IFRS to US GAAP adjustments, including with respect to accounting for lease agreements. Such differences, for certain items, were immaterial to the periods presented in the unaudited pro forma financial information contained herein. The adjustments to conform Inmarsat’s financial statements to US GAAP are included within the IFRS to US GAAP adjustments column of the pro forma financial statements, and are described as follows:

Pro forma statements of operations IFRS to US GAAP adjustments:

(aa) Lease accounting: Under IFRS, the interest associated with leases is classified as interest expense, whereas under US GAAP operating leases are recorded as straight-line lease expense in selling, general and administrative expenses. This adjustment reclassifies the interest associated with leases incurred by Inmarsat from interest expense to selling, general and administrative expenses.

(bb) Restructuring of debt investments: Under IFRS, Inmarsat recognized a gain of $76.4 million on refinancing of the Inmarsat Term Loan Facility in other income, net during the three months ended March 31, 2021 and the related amortization in interest expense with a corresponding amount recorded as contra-other long-term debt. The refinancing of the Inmarsat Term Loan Facility was not considered substantial and was not a troubled-debt restructuring, therefore under US GAAP, this refinancing would be accounted for as a modification and no gain would be recognized. This adjustment removes the amortization of the gain from interest expense.

(cc) Uncertain tax position: Under IFRS, the interest related to the UTP recorded by Inmarsat Holdings was classified as interest expense, however in accordance with Viasat’s US GAAP policy election, the interest is classified as provision for income taxes. This adjustment reclassifies the interest expense to provision for income taxes.

(dd) To record the estimated tax effect of IFRS to US GAAP adjustments. A U.K. current statutory tax rate of 19% and a deferred statutory tax rate of 25% have been used for the fiscal year ended March 31, 2023. A U.K. current and deferred statutory tax rate of 25% has been used for the three months ended June 30, 2023 as an increase in the statutory tax rate from 19% to 25%, enacted by the U.K. government during 2021, became effective April 1, 2023.

(ee) Uncertain tax position: Under IFRS, a foreign currency gain related to the settlement of a UTP recorded by Inmarsat in the three months ended March 31, 2023, was classified as selling, general and administrative expense, however in accordance with Viasat’s US GAAP policy election, the foreign currency gain related to the settlement of a UTP is classified as provision for income taxes. This adjustment reclassifies the foreign currency gain from selling, general and administrative expense to provision for income taxes.

4.	Transaction accounting adjustments

Pro forma statements of operations transaction accounting adjustments:

(a) Reflects the amortization of the estimated fair value of unfavorable contract liabilities.

(b) Reflects the elimination of inter-company amounts between legacy Viasat and Inmarsat Holdings.

(c) Reflects the estimated incremental depreciation expense related to the estimated fair value adjustment of property, equipment and satellites based on the estimated useful lives. The depreciation has been recorded as an element of cost of service revenues and selling, general and administrative expenses based on the nature of the underlying assets.

(d) The three months ended June 30, 2023 reflects a change in timing of recognition of certain transaction costs, while the twelve months ended March 31, 2023 reflects a change in estimate of acquisition-related expenses.

(e) Reflects the estimated incremental amortization related to the estimated fair value adjustment recorded to operating lease right-of-use assets.

(f) Reflects estimated adjustment to amortization of acquired intangible assets related to the fair value adjustment based on estimated useful lives. Given the preliminary valuations of intangible assets, the sensitivity of the annual amortization expense was considered. A 20% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $49.0 million.

(g) Reflects the estimated adjustment to interest expense related to the estimated fair value adjustment of debt assumed from Inmarsat based on the straight-line basis, given the results of the effective interest rate method is not materially different.

(h) To record the estimated tax effect of the taxable transaction accounting adjustments related to the Inmarsat Acquisition. A blended U.S. federal and state statutory tax rate (net of state valuation allowance) of 23.5% has been used for all periods presented. The U.K. current statutory tax rate of 19% and a deferred statutory tax rate of 25% have been used for the fiscal year ended March 31, 2023. A U.K. current and deferred statutory tax rate of 25% has been used for the three months ended June 30, 2023 as an increase in the statutory tax rate from 19% to 25%, enacted by the U.K. government during 2021, became effective April 1, 2023. This adjustment includes an increase in tax expense related to the estimated Base Erosion and Anti-Abuse Tax (BEAT) for the period based on the combined company.

(i) Reflects the elimination of noncontrolling interest income (loss).

(j) To adjust shares used in computing basic and diluted net income (loss) per share to reflect the issuance of 46,363,636 shares of Viasat common stock on May 30, 2023 as part of the consideration for the Inmarsat Acquisition, calculated as if the shares were outstanding from the beginning of the period presented.

5.	Financing and other adjustments:

Pro forma statements of operations financing and other adjustments:

(1) To record (1) estimated interest expense (on a straight-line basis, given the results of the effective interest rate method are not materially different) related to the 2023 Term Loan Facility and the issuance of the notes offered hereby (after giving effect to the repayment of the Bridge Facility in connection therewith), and (2) estimated interest expense related to the Inmarsat Acquisition and financing events including amortization of debt issuance costs and OID:

	Pro forma interest expense
	Debt balance	Rate	For the fiscal year ended March 31, 2023	For the three months ended June 30, 2023

	(In thousands)
Notes offered hereby	$733,400	7.50%	$55,005	$13,751
2023 Term Loan Facility	616,700	9.67%	59,649	14,912

Total	1,350,100		114,654	28,663
Estimated interest expense related to the Inmarsat Transaction and financing events including amortization of debt issuance costs and discount, net of amounts recorded in the historical period			8,362	(8,872)

Total pro forma interest expense adjustment			$123,016	$19,791

The interest expense related to the 2023 Term Loan Facility was calculated using the interest rate in effect as of June 30, 2023. However, borrowings under the 2023 Term Loan Facility bear interest at a variable rate, and therefore the actual interest expense incurred with respect to such borrowing may differ materially from the amounts set forth above. Additionally, management performed a sensitivity analysis over the impact that a change in interest rate of +/– 0.125% under the 2023 Term Loan Facility would have on pro forma interest expense. An increase or decrease in interest rate of +/– 0.125% would increase or decrease interest expense for the fiscal year ended March 31, 2023 and for the three months ended June 30, 2023 by an insignificant amount. The interest expense related to the notes offered hereby was calculated using an interest rate of 7.50%, which is based on the applicable interest rate of the Bridge Facility as of the date of this offering memorandum.

(2) To record the estimated tax effect of the financing and other adjustments. A blended U.S. federal and state statutory tax rate net of state valuation allowance of 23.5% has been used for all periods presented.

INMARSAT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of Inmarsat’s financial condition and results of operations for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022, 2021 and 2020. We did not own Inmarsat for any of these periods, and therefore these results may not be indicative of the results that the combined company would expect to recognize for future periods. The discussion below may include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See the section this offering memorandum entitled “Special Note Regarding Forward-Looking Statements.”

Information regarding Inmarsat’s critical accounting judgments and key sources of estimation uncertainty can be found in Note 4 of the consolidated financial statements of Inmarsat Holdings for the year ended December 31, 2022 included elsewhere in this offering memorandum.

Results of operations

The following table represents the selected results of operations of Inmarsat for the periods indicated.

	Three Months Ended		Year Ended
	March 31, 2023	March 31, 2022	December 31, 2022	December 31, 2021	December 31, 2020

	($ in millions)
Revenue	$402.6	$348.0	$1,474.1	$1,352.4	$1,272.1

Employee benefit costs	(105.5)	(74.3)	(311.2)	(303.9)	(280.3)
Network and satellite operations costs	(44.8)	(47.5)	(178.9)	(158.4)	(158.6)
Reversal of impairment / (impairment) of financial assets	3.1	1.1	17.9	(2.1)	(16.8)
Other operating costs	(34.4)	(43.4)	(196.0)	(179.8)	(154.1)
Own work capitalized	14.4	8.4	43.6	30.7	36.2
Depreciation and amortization	(146.6)	(152.9)	(600.8)	(632.5)	(673.0)
Impairment of assets	—	—	(0.5)	0.3	(10.5)
Loss on disposals of assets	(2.7)	(0.3)	(4.1)	(7.6)	(3.2)
Share of profit of associates	1.7	0.1	7.2	5.1	4.2

Operating profit / (loss)	$87.8	$39.2	$251.3	$104.2	$16.0

Financing income	3.8	0.8	5.6	2.8	3.8
Financing costs	(47.7)	(44.0)	(190.8)	(194.9)	(202.9)
Fair value changes in financial assets and liabilities	—	—	—	76.4	0.2

Net financing costs	(43.9)	(43.2)	(185.2)	(115.7)	(198.9)

Profit / (loss) before tax	$43.9	$(4.0)	$66.1	$(11.5)	$(182.9)

Taxation (charge) / income	(16.5)	0.8	(17.7)	(165.0)	(32.8)

Profit / (loss) for the period	$27.4	$(3.2)	$48.4	$(176.5)	$(215.7)

Attributable to:
Equityholders	27.0	(3.3)	47.4	(175.9)	(215.0)
Non-controlling interest(1)	0.4	0.1	1.0	(0.6)	(0.7)

(1)	Non-controlling interest relates to Inmarsat’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan (2020/2021).

The following table represents revenue by business unit of Inmarsat for the periods indicated.

	Three Months Ended		Year Ended
	March 31, 2023	March 31, 2022	December 31, 2022	December 31, 2021	December 31, 2020

	($ in millions)
Group revenue	$402.6	$348.0	$1,474.1	$1,352.4	$1,272.1
Maritime	133.7	126.6	515.5	506.1	490.6
Government	142.8	125.5	526.9	490.7	442.8
Aviation	93.2	68.7	310.8	226.9	178.2
Enterprise	29.2	23.4	106.4	115.5	113.5
Central services	3.7	3.8	14.5	13.2	47.0

Three months ended March 31, 2023 vs. three months ended March 31, 2022

Revenue

Total revenue for the three months ended March 31, 2023 increased by $54.6 million (15.7%), to $402.6 million from $348.0 million for the three months ended March 31, 2022.

Movements in revenue by business unit were as follows:

•

Maritime: Revenue increased by 5.6% to $133.7 million. This increase was driven primarily by legacy product price increases and continued strong growth of FX, partially offset by the continued decline of FB. FX vessels increased by 14% (12,200 to 13,900) and FX average revenue per unit (“ARPU,” which is defined, in the case of FX ARPU, as revenue per average number of active vessels for the period) was flat at $1,870 for both periods. FB vessels decreased by 13% (21,000 to 18,200), as customers continued to migrate to FX and other third-party very small aperture terminal (“VSAT”) services, and FB ARPU declined by 14% ($577 to $499) as migrations remained skewed to higher value customers.

•

Government: Revenue increased by 13.8% to $142.8 million. U.S. Government revenue grew by 7.5% to $90.2 million following the commencement of a new contract and additional equipment sales. Outside the United States, revenue increased by 26.4% to $52.6 million, reflecting additional equipment sales and growth in GX connections.

•

Aviation: Revenue increased by 35.7% to $93.2 million. Core Aviation revenue, comprising Business Aviation (“BGA”) and AOS, was 26.4% ($14.7 million) increased year over year, reflecting strong growth in both activity and the number of installed JX aircraft (with the number of installed JX aircraft increasing 21% (1,150 to 1,391) compared to the prior year period). IFC revenue continued to improve with revenue increasing 75.4% ($9.8 million) compared to the prior year period, reflecting the return of more aircraft to service, increased passenger usage and increased hardware sales. The number of IFC installed active aircraft increased by 7% (826 to 880) compared to the prior year period.

•	Enterprise: Revenue increased by 24.8% to $29.2 million, driven primarily by additional satellite phone handset sales and higher airtime from strong historical handset sales.

Employee benefit costs

Employee benefit costs for the three months ended March 31, 2023 increased by $31.2 million to $105.5 million, compared to $74.3 million for the prior year period. This increase was driven primarily by higher employee benefit costs associated with the pending Inmarsat Acquisition and higher headcount in support of revenue growth, partially offset by foreign currency movements affecting employee benefit costs.

Network and satellite operations costs

Network and satellite operations costs for the three months ended March 31, 2023 decreased by $2.7 million to $44.8 million, compared to $47.5 million for the prior year period. This decrease was driven primarily by provisions movements, partially offset by higher costs in support of revenue from managed services and the use of third-party airtime.

Reversal of impairment / (impairment) of financial assets

Reversal of impairment of financial assets for the three months ended March 31, 2023 increased by $2.0 million to $3.1 million, compared to $1.1 million for the prior year period. This change was driven primarily by a reversal of a bad debt provision relating to Ligado of $4.5 million, partially offset by an increase in other bad debt provisions following strong revenue growth.

Other operating costs

Other operating costs for the three months ended March 31, 2023 decreased by $9.0 million to $34.4 million, compared to $43.4 million for the prior year period. This was primarily driven by favorable currency movements which included a $27.6 million foreign exchange gain relating to the provision held for the HM Revenue & Customs (“HMRC”) launch costs case, partially offset by increased costs (mainly for terminals) resulting from revenue growth and inflationary increases.

Own work capitalized

Own work capitalized for the three months ended March 31, 2023 increased by $6.0 million to $14.4 million, compared to $8.4 million for the prior year period. This increase was driven primarily by the timing of work on major infrastructure investments.

Depreciation, amortization and other costs

Depreciation, amortization and other costs for the three months ended March 31, 2023 decreased by $5.5 million to $147.6 million, compared to $153.1 million for the prior year period. This decrease was mainly attributable to assets that are now fully depreciated exceeding the impact of new asset additions.

Operating profit

Operating profit for the three months ended March 31, 2023 increased by $48.6 million to $87.8 million, compared to $39.2 million for the prior year period, reflecting the factors discussed above.

Net financing costs

Net financing costs for the three months ended March 31, 2023 increased by $0.7 million to $43.9 million, compared to $43.2 million for the prior year period. The increase was primarily driven by increased term loan interest from increases in USD LIBOR, higher interest expense on lease obligations arising from the recognition of new property leases during the first quarter of 2023, predominately in relation to Inmarsat’s new London office, partially offset by higher interest amount capitalised in the cost of qualifying assets and higher bank interest income. The impact of increases in USD LIBOR was mitigated by Inmarsat’s interest rate cap, which provides protection when USD LIBOR is above 2%.

Profit / (loss) before tax

Profit / loss before tax for the three months ended March 31, 2023 increased by $47.9 million to a profit before tax of $43.9 million, compared to a loss before tax of $4.0 million for the prior year period, reflecting the factors discussed above.

Taxation (charge) / income

Taxation charge for the three months ended March 31, 2023 increased by $17.3 million to $16.5 million, compared to taxation income of $0.8 million for the three months ended March 31, 2022. The change is in line with the increase in profit before tax and the increase in U.K. tax rate to a blended rate of 23.5% following the increase from 19% to 25% on April 1, 2023. The effective tax rate for the three months ended March 31, 2023 was 37.6%, compared to 20.0% for the three months ended March 31, 2022. The effective tax rate for the three months ended March 31, 2023 differed from the U.K. blended tax rate mainly due to non-deductible costs associated with the Inmarsat Acquisition and the apportionment of profits amongst overseas jurisdictions with differing tax rates, offset by a non-taxable FX gain, R&D and other tax incentives.

Profit / (loss) for the period

Profit for the three months ended March 31, 2023 was $27.4 million, compared to a loss of $3.2 million for the three months ended March 31, 2022, reflecting the factors discussed above.

Year ended December 31, 2022 vs. year ended December 31, 2021

Revenue

Total revenue for the year ended December 31, 2022 increased by $121.7 million (9.0%) to $1,474.1 million from $1,352.4 million for the year ended December 31, 2021.

Movements in revenue by business unit were as follows:

•

Maritime: Revenue increased by 1.9% ($51.1 million) to $515.5 million for 2022 compared to 2021, reflecting continued strong growth of FX exceeding the year-over-year decline of FB, legacy product price increases and higher terminal sales. The effects of a year-over-year increase in the number of FX vessels (from 11,800 to 13,600) and a 1% increase in FX ARPU (from $1,850 to $1,870) were partially offset by a year-over-year decrease in FB vessels (from 22,200 to 18,900) and decline in FB ARPU of 7% ($605 to $560) as migrations remained skewed towards heavier bandwidth users.

•

Government: Revenue increased by 7.4% ($36.2 million) to $526.9 million for 2022 compared to 2021, with U.S. Government revenue increasing by 4.3% to $364.6 million following material contract wins and renewals as well as additional hardware sales. Outside of the United States, Government revenue increased by 14.9% to $162.3 million, reflecting higher hardware sales, growth in GX connections, and increased managed and lease services.

•

Aviation: Revenue increased by 37.0% ($83.94 million) to $310.8 million for 2022 compared to 2021, reflecting continued recovery in aviation markets. Core Aviation revenue, comprising BGA and AOS, was $243.7 million in 2022, or 37.2% ($66.1 million) higher than 2021, reflecting strong growth in both the activity and number of JX aircraft, strong market growth and lower distributor incentives. The number of installed JX aircraft increased year-over-year by 19.0% (1,118 to 1,331). IFC revenue continued to improve year-over-year, with revenue increasing by 36.1% ($17.8 million) compared to 2021, reflecting more aircraft returning to service and increased passenger usage.

•

Enterprise: Revenue decreased by 7.9% ($9.1 million) for 2022 compared to 2021, driven by constrained satellite phone handset sales as global supply chain issues which began to alleviate in the fourth quarter of 2022, lower lease requirements of one customer and continued market pressure on the legacy product base, partially offset by higher airtime from strong historical handset sales.

Employee benefit costs

Employee benefit costs for the year ended December 31, 2022 increased by $7.3 million to $311.2 million, compared to $303.9 million for the year ended December 31, 2021. This increase was primarily driven by higher other staff costs of $17.9 million and inflationary salary increases, partially offset by $4.3 million in lower performance-related employee costs and favorable currency movements.

Network and satellite operations costs

Network and satellite operations costs for the year ended December 31, 2022 increased by $20.5 million to $178.9 million, compared to $158.4 million for the year ended December 31, 2021. This increase was driven primarily by higher costs in support of revenue, mainly from the use of third-party airtime and increases in customer specific direct costs.

Impairment of financial assets

Impairment of financial assets for the year ended December 31, 2022 decreased by $20.0 million to income of $17.9 million, compared to a charge of $2.1 million for the year ended December 31, 2021. This change was mainly driven by the receipt of $30.0 million in payments from Ligado under the Ligado Cooperation Agreement during the fourth quarter of 2022 (discussed elsewhere in this offering memorandum), which released a $15.3 million (51%) impairment on the Ligado receivable, as well as other impairment reversals from strong customer collections. See Note 4 of the consolidated financial statements of Inmarsat Holdings for the year ended December 31, 2022 for additional information regarding the Ligado payment.

Other operating costs

Other operating costs for the year ended December 31, 2022 increased by $16.2 million to $196.0 million, compared to $179.8 million for the year ended December 31, 2021. This increase was primarily driven by higher costs in support of revenue growth, $22.8 million of professional fees in support of the Inmarsat Acquisition and inflationary increases, partially offset by favorable currency movements.

Own work capitalized

Own work capitalized for the year ended December 31, 2022 increased by $12.9 million to $43.6 million, compared to $30.7 million for year ended December 31, 2021. This increase was primarily driven by higher headcount and represents continued investment in Inmarsat’s products and network infrastructure.

Depreciation, amortization and other costs

Depreciation, amortization and other costs for the year ended December 31, 2022 decreased by $31.7 million to $600.8 million, compared to $632.5 million for the year ended December 31, 2021. This decrease was mainly attributable to assets having become fully depreciated exceeding the impact of new asset additions.

Operating profit

Operating profit for the year ended December 31, 2022 increased by $147.1 million to $251.3 million, compared to $104.2 million for the year ended December 31, 2021, reflecting the factors discussed above.

Net financing costs

Net financing costs for the year ended December 31, 2022 increased by $69.5 million to $185.2 million, compared to $115.7 million for the year ended December 31, 2021. The increase mainly related to a IFRS-9 related gain of $76.4 million in 2021 following Inmarsat’s repricing of the Inmarsat Term Loan Facility during the first quarter of 2021, as well as increased term loan interest from increases in the USD LIBOR rate (which is capped at 2%), partially offset by higher interest income and capitalized interest on major infrastructure investments.

Profit / (loss) before tax

Profit before tax for the year ended December 31, 2022 increased by $77.6 million to a profit before tax of $66.1 million, compared to a loss before tax of $11.5 million for the year ended December 31, 2021, reflecting the factors discussed above.

Taxation (charge) / income

The taxation charge for the year ended December 31, 2022 decreased by $147.3 million to $17.7 million, compared to $165.0 million for the year ended December 31, 2021. The effective tax rate for the year ended December 31, 2022 was 26.8%, compared to 1,434.8% for the year ended December 31, 2021. The 2022 effective tax rate differed from the U.K. rate of 19% mainly due to non-deductible costs associated with the Inmarsat Acquisition and the apportionment of profits amongst overseas jurisdictions with differing tax rates, offset by R&D and other tax incentives. The 2021 effective tax rate differed from the U.K. rate mainly due to the revised revaluation of the U.K. deferred tax liability from 19% to 25% following enactment of the change in the U.K. headline rate from April 2023, R&D and other tax incentives, and the finalization of tax filings for overseas entities.

Profit / (loss) for the period

Profit for the year ended December 31, 2022 was $48.4 million compared to a loss of $176.5 million for the year ended December 31, 2021, reflecting the factors discussed above.

Year ended December 31, 2021 vs. year ended December 31, 2020

Revenue

Total revenue for the year ended December 31, 2021 increased by $80.3 million (6.3%), to $1,352.4 million from $1,272.1 million for the year ended December 31, 2020, reflecting growth in all business units. The increase was partially offset by $33.3 million received from Ligado in the second quarter of 2020, recognized within Central Services. No such revenue was received from Ligado in 2021 as a result of the June 2020 amendment to the Ligado Cooperation Agreement discussed elsewhere in this offering memorandum.

Movements in revenue by business unit were as follows:

•

Maritime: Revenue continued to stabilize during 2021, increasing by 3.2% ($15.5 million) compared to 2020, including new revenue from Speedcast customers acquired by Inmarsat in January 2021. $11.8 million of new revenue related to Speedcast was recognized in 2021, including $5.3 million related to installed terminals in the first quarter of 2021. Excluding these new Speedcast revenues, Maritime revenue increased by 0.8% ($3.7 million) compared to 2020, reflecting continued strong growth of FX now exceeding the decline of FB services. FX vessels increased by 20% (9,800 to 11,800) during the year ended December 31, 2021, and FX ARPU decreased by 7% ($1,940 to $1,810) as Inmarsat wholesale partners continued to provide an increasing share of revenues. FB vessels decreased by 13% (25,600 to 22,200) as customers migrated to FX and other third-party VSAT services, FB ARPU declined by 6% ($647 to $609) as migrations remained skewed to higher value customers.

•

Government: Revenue increased by 10.8% ($47.9 million) compared to 2020. Strong U.S. Government revenue, rising by 12.8% ($39.7 million) year-over-year, was driven primarily by new business, higher equipment sales, expanded mandates and high stage payments on one large contract. Outside the United States, revenue increased by 6.2% ($8.2 million) compared to 2020, with growth in GX and managed services revenue from higher usage and activations from both new and existing business, however this was partially offset by lower usage of L-band services and lower equipment sales.

•

Aviation: Revenue increased by 27.3% ($48.7 million) compared to 2020, reflecting ongoing recovery in the aviation industry. Core Aviation revenue, comprising BGA and AOS, continued its strong recovery and was 34.7% ($45.8 million) higher than the year ended December 31, 2020. The number of installed JX aircraft increased by 26% (884 to 1,118) year-over-year. IFC revenue and airline activity steadily improved, with revenue increasing 6.3% ($2.9 million) year-over-year, reflecting more aircraft returning to service, but nevertheless activity remained low. The number of IFC-installed aircraft increased by 6% (806 to 853) year-over-year, after adjusting for the loss of 109 aircraft due to the bankruptcy of Norwegian Air Shuttle in the second quarter of 2021.

•	Enterprise: Revenue increased by 1.8% ($2.0 million) compared to 2020, driven primarily by new lease contracts and satellite phone handset sales. Market pressure on the legacy product base remains.

Employee benefit costs

Employee benefit costs for the year ended December 31, 2021 increased by $23.6 million to $303.9 million, compared to $280.3 million for the year ended December 31, 2020. This increase was driven primarily by an additional $37.6 million of performance-related employee costs, offset by a reduction in other employee costs following headcount reductions and reduced restructuring activity.

Network and satellite operations costs

Network and satellite operations costs for the year ended December 31, 2021 decreased by $0.2 million to $158.4 million, compared to $158.6 million for the year ended December 31, 2020. This decrease was driven primarily by additional ground station land costs in the prior period, partially offset by higher costs in support of revenue mainly from the use of third-party airtime.

Impairment of financial assets

Impairment of financial assets for the year ended December 31, 2021 decreased by $14.7 million to $2.1 million, compared to $16.8 million for the year ended December 31, 2020. This decrease was driven primarily by a reduction in bad debt provisions from the high levels caused by the COVID-19 pandemic in the prior period.

Other operating costs

Other operating costs for the year ended December 31, 2021 increased by $25.7 million to $179.8 million, compared to $154.1 million for the year ended December 31, 2020. This increase was driven primarily by higher costs in support of revenue from equipment sales, adverse currency movements as Sterling strengthened against the U.S. Dollar, a gradual return to more normal activity levels following the COVID-19 pandemic, and $11.1 million of additional costs in support of the then-contemplated Inmarsat Acquisition.

Own work capitalized

Own work capitalized for the year ended December 31, 2021 decreased by $5.5 million to $30.7 million, compared to $36.2 million for the year ended December 31, 2020. This decrease was driven primarily by lower headcount and the timing of work on major infrastructure investments.

Depreciation, amortization and other costs

Depreciation, amortization and other costs for the year ended December 31, 2021 decreased by $47.8 million to $634.7 million, compared to $682.5 million for the year ended December 31, 2020. This decrease was primarily due to the impact of assets having become fully depreciated exceeding the impact of new asset additions.

Operating profit / (loss)

Operating profit for the year ended December 31, 2021 increased by $88.2 million to $104.2 million, compared to $16.0 million for the year ended December 31, 2020, reflecting the factors discussed above.

Net financing costs

Net financing costs for the year ended December 31, 2021 decreased by $83.2 million to $115.7 million, compared to $198.9 million for the year ended December 31, 2020. The decrease related primarily to an IFRS-9 related gain of $65.9 million ($76.4 million initial gain, less amortization of $10.5 million) and subsequent lower interest costs following repricing of the Inmarsat Term Loan Facility on January 25, 2021 from USD LIBOR plus an applicable margin of 4.5% to USD LIBOR plus an applicable margin of 3.5%. The reduction of 1% on the applicable margin in the repricing resulted in the Inmarsat recognizing a gain of $76.4 million in its income statement. The remaining decrease in net financing costs related primarily to costs associated with the completion of acquisition financing in the prior period.

Loss / (profit) before tax

Loss before tax for the year ended December 31, 2021 decreased by $171.4 million to $11.5 million, compared to $182.9 million for the year ended December 31, 2020, reflecting the factors discussed above.

Taxation (charge) / income

Taxation charge for the year ended December 31, 2021 increased by $132.2 million to $165.0 million, compared to $32.8 million for the year ended December 31, 2020. The effective tax rate for the year ended December 31, 2021 was 1,435%, compared to 18% for the year ended December 31, 2020. This increase was mainly due to higher taxable profits and revaluation of Inmarsat’s U.K. deferred tax liability from 19% to 25% following enactment of a change in the U.K. headline tax rate from April 2023 (recognized as $175 million), partially offset by the finalization of tax filings for overseas entities and a revaluation of the U.K. deferred tax liability from 17% to 19% in the prior period, following enactment of a change in the U.K. headline tax rate in 2020.

Loss / (profit) for the period

Loss for the year ended December 31, 2021 was $176.5 million, compared to a loss of $215.7 million for the year ended December 31, 2020, reflecting the factors discussed above.

Balance sheet

	As of
	March 31, 2023	December 31, 2022

	($ in millions)
Non-current assets	$6,165.2	$6,147.4
Current assets	730.5	754.8

Total assets	$6,895.7	$6,902.2

Current liabilities	$1,452.0	$1,543.7
Non-current liabilities	4,550.4	4,480.0

Total liabilities	$6,002.4	$6,023.7

Net assets	$893.3	$878.5

Non-current assets

Non-current assets as of March 31, 2023 increased by $17.8 million to $6,165.2 million, compared to $6,147.4 million as of December 31, 2022. This increase was mainly driven by an increase in the right of use assets following the recognition of new property leases during the first quarter of 2023, predominantly in relation to Inmarsat’s new London office, partially offset by a decrease in property, plant and equipment and intangible assets following depreciation exceeding additions, and a decrease in the interest rate cap asset following a decrease in the long-term market interest rates. The interest rate cap provides protection on interest under the Inmarsat Secured Credit Facilities when USD LIBOR is above 2%.

Non-current assets as of December 31, 2022 decreased by $161.4 million to $6,147.4 million, compared to $6,308.8 million as of December 31, 2021. This decrease was primarily driven by higher depreciation and amortization relative to fixed asset additions, partially offset by favorable fair value market movements of $32.2 million on Inmarsat’s interest rate cap with respect to the Inmarsat Secured Credit Facilities.

Current assets

Current assets as of March 31, 2023 decreased by $24.3 million to $730.5 million, compared to $754.8 million as of December 31, 2022. This decrease was mainly due to a decrease in cash and cash equivalents following the tax settlement payment to the HMRC in relation to the launch costs case, partially offset by an increase to receivables from revenue growth.

Current assets as of December 31, 2022 increased by $58.2 million to $754.8 million, compared to $696.6 million as of December 31, 2021. This increase was primarily due to favourable fair value market movements on

Inmarsat’s interest rate cap with respect to the Inmarsat Secured Credit Facilities of $45.0 million, and an increase to asset-side working capital from revenue growth, partially offset by a decrease in short term deposits and cash and cash equivalents reflecting the payment by Inmarsat Holdings of a distribution to its shareholders in the amount of $298.8 million in April 2022.

Current liabilities

Current liabilities as of March 31, 2023 decreased by $91.7 million to $1,452.0 million, compared to $1,543.7 million as of December 31, 2022. This decrease was mainly driven by a decrease in the current tax liability following the tax settlement payment to the HMRC in relation to the launch costs case.

Current liabilities as of December 31, 2022 increased by $66.6 million to $1,543.7 million, compared to $1,477.1 million as of December 31, 2021. This increase was primarily driven by higher trade payables and deferred income in support of revenue growth and the launch of Inmarsat’s I-6 F2 satellite (which occurred in the first quarter of 2023).

Non-current liabilities

Non-current liabilities as of March 31, 2023 increased by $70.4 million to $4,550.4 million, compared to $4,480.0 million as of December 31, 2022. This increase was mainly driven by the recognition of new financial lease obligations relating to property leases, predominately in relation to the new London office.

Non-current liabilities as of December 31, 2022 increased by $21.6 million to $4,480.0 million, compared to $4,458.4 million as of December 31, 2021. The increase was primarily driven by an increase to borrowings from the amortization of deferred finance costs and repricing gain, partially offset by repayments under the Inmarsat Secured Credit Facilities, and additional deferred tax liabilities following non-deductible Transaction-related costs and the fair value gain recognized on interest rate cap derivative, partially offset by a reduction in finance lease obligations as these continued to wind down to their respective lease maturities.

Liquidity and Capital Resources

Inmarsat’s primary sources of liquidity and capital resources are cash flow from operations and financing activities. Inmarsat is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. Inmarsat manages liquidity risk by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. Inmarsat’s available liquidity is comprised of available cash and cash equivalents and short-term deposits, along with the $700.0 million Inmarsat Revolving Credit Facility, which was undrawn as of March 31, 2023. From this available liquidity, Inmarsat believes it has sufficient working capital to meet its obligations as they fall due.

Inmarsat continues to invest in new services and technology necessary to support its activities through research and development programs. Research costs related to internally generated intangibles are expensed in the period that the expenditure is incurred. Development costs are only capitalized if the technical feasibility, availability of appropriate technical, financial and other resources and commercial viability of developing the asset for subsequent use or sale have been demonstrated and the costs incurred can be measured reliably.

Inmarsat’s material cash requirements relate to capital and purchase requirements. Capital commitments primarily represented commitments in respect of Inmarsat’s I-6 and GX 7/8/9 satellite programs. Lease and purchase commitments mainly comprised the commitment for development of Arctic capabilities for GX in partnership with Space Norway and a property lease in relation to Inmarsat’s London headquarters. Inmarsat has historically relied on cash flow from operations and various debt and equity financings for liquidity.

Details on treasury policy and objectives, and exposure to liquidity, credit and market risk, along with details on financial instruments, including hedging, debt profile, maturity, interest and currencies can be found in Notes 31, 3 and 20 of Inmarsat Holdings’ consolidated financial statements for the year ended December 31, 2022 included elsewhere in this offering memorandum.

Cash Flow

	Three Months Ended March 31 2023	Three Months Ended March 31 2022	Year Ended December 31, 2022	Year Ended December 31, 2021

	($ in millions)
Net cash flow from / (used in) operating activities	$95.2	$144.6	$823.0	$786.1
Net cash flow from / (used in) investing activities	$(42.8)	$(17.3)	$(395.1)	$301.7
Net cash flow from / (used in) financing activities	$(52.2)	$(26.7)	$(560.0)	$(974.5)

Net increase / (decrease) in cash and cash equivalents	$0.2	$100.6	$(132.1)	$113.3

Net cash flow from operating activities

Net cash flow from operating activities decreased by $49.4 million to $95.2 million for the three months ended March 31, 2023, compared to $144.6 million for the three months ended March 31, 2022. This decrease was primarily driven by the tax settlement payment to the HMRC in relation to the launch costs case, higher non-cash foreign exchange movements and a higher working capital outflow, partially offset by improved operating profit performance.

Net cash flow from operating activities increased by $36.9 million to $823.0 million for the year ended December 31, 2022, compared to $786.1 million for the year ended December 31, 2021. This increase was primarily due to improved profit before tax and the $30.0 million payment received from Ligado in December 2022, partially offset by working capital outflow following an increase to trade and other receivables due to the timing of cash receipts and to support the increase to revenues.

Net cash flow from operating activities decreased by $589.6 million to $786.1 million for the year ended December 31, 2021, compared to $1,375.7 million for the year ended December 31, 2020. This decrease was due primarily to a material working capital outflow from the timing of the receipt of $733.9 million of Ligado payments in 2020, an increase in receivables due to higher revenues and a reduction in bad debt provisions from the high levels caused by COVID-19 in the prior period. This was partially offset by improved operating profit performance and the timing of performance-related payments to employees.

Net cash flow from / (used in) investing activities

Net cash flow used in investing activities increased by $25.5 million to $42.8 million for the three months ended March 31, 2023, compared to $17.3 million for the three months ended March 31, 2022. This increase was mainly driven by the timing of contractual payments on major infrastructure investments, partially offset by an increase in the cash received from short-term deposits of $63.1 million for the three months ended March 31, 2023, compared to $30.0 million received in the three months ended March 31, 2022. The withdrawal of short-term deposits during the first quarter of 2023 was made to support the tax settlement payment to the HMRC in relation to the launch costs case. The first quarter of 2022 withdrawal of short-term deposits was made to support the payment by Inmarsat Holdings of a distribution to its shareholders in April 2022.

Net cash flow used in investing activities increased by $696.8 million to $395.1 million for the year ended December 31, 2022, compared to $301.7 million net cash flow from investing activities for the year ended December 31, 2021. This change was primarily driven by the timing of investments in short-term deposits, of which $79.1 million was invested during the year ended December 31, 2022 following strong operating cash flow generation, partially offset by withdrawals in support of Inmarsat Holdings’ distribution to its shareholders in April 2022, compared to withdrawals of $658.0 million during 2021 in support of Inmarsat Holdings’ distributions to its shareholders, partially offset by a $40.3 million reduction in capital expenditures compared to 2021, reflecting the timing of contractual payments on major infrastructure investments.

Net cash flow from investing activities increased by $1,277.6 million to $301.7 million for the year ended December 31, 2021, compared to $975.9 million net cash flow used in investing activities for the year ended December 31, 2020. This increase was mainly driven by the net investment in short-term deposits in 2020 following the receipt of $733.9 million of Ligado payments and an increase in withdrawals in 2021 in support of Inmarsat Holdings’ distributions to its shareholders.

Net cash flow used in financing activities

Net cash flow used in financing activities increased by $25.5 million to $52.2 million for the three months ended March 31, 2023, compared to $26.7 million for the three months ended March 31, 2022. This increase was driven by interest being paid in relation to the HMRC launch costs case settlement in the amount of $21.0 million.

Net cash flow used in financing activities decreased by $414.5 million to $560.0 million for the year ended December 31, 2022, compared to $974.5 million for the year ended December 31, 2021. This decrease was primarily driven by lower distributions by Inmarsat Holdings to its shareholders in 2022 ($717.4 million in 2021, compared to $298.8 million in 2022), partially offset by increased interest expense under the Inmarsat Secured Credit Facilities, reflecting higher interest rates.

Net cash flow used in financing activities increased by $666.2 million to $974.5 million for the year ended December 31, 2021, compared to $308.3 million for the year ended December 31, 2020. This increase was mainly due to the $717.4 million of distributions by Inmarsat Holdings to its shareholders in the quarters ending March 31 and September 30, 2021, offset by lower interest costs following the repricing of the Inmarsat Term Loan Facility in January 2021 and $60.4 million of debt arrangement fees in 2020 in support of acquisition-related debt restructuring.

Quantitative and qualitative disclosures about market risk

Inmarsat’s interest rate exposure is related primarily to the Inmarsat Secured Credit Facilities, as the Inmarsat Secured Notes bear interest at a fixed rate of 6.75%. Borrowings under the Inmarsat Secured Credit Facilities bear interest at variable rates. The weighted average interest rate under the Inmarsat Secured Credit Facilities for the twelve months ended March 31, 2023 and year ended December 31, 2022 was approximately 6.48% and 5.59%, respectively. As of March 31, 2023, Inmarsat had $1.7 billion in aggregate principal amount outstanding under the Inmarsat Secured Credit Facilities. Assuming the outstanding balance remained constant over a year, a 50 basis point increase in the interest rates would increase interest incurred, prior to effects of capitalized interest, under the Inmarsat Secured Credit Facilities by approximately $2.1 million over a three-month period. Inmarsat has entered into interest rate cap arrangements to hedge the variable interest rates on the Inmarsat Secured Credit Facilities, which arrangements provide protection when USD LIBOR is above 2% and cover 98% of the total nominal amount of the Inmarsat Secured Credit Facilities.

Inmarsat generally conducts its business in U.S. dollars. However, to the extent Inmarsat’s business is conducted in a variety of foreign currencies, it is exposed to fluctuations in foreign currency exchange rates (see Note 3 of the consolidated financial statements of Inmarsat Holdings for the year ended December 31, 2022 included elsewhere in this offering memorandum for additional information). For the year ended December 31, 2022, approximately 27% of Inmarsat’s operating costs were denominated in Pounds Sterling. It is estimated that a hypothetical 10% increase in the U.S. Dollar/Sterling year-end exchange rate (U.S.$1.21/£1.00 to U.S.$1.33/£1.00) would have decreased the profit before tax for the year ended December 31, 2022 by approximately $1.0 million. Inmarsat’s management believes that a 10% sensitivity rate provides a reasonable basis upon which to assess expected changes in foreign exchange rates. From time to time, Inmarsat may enter into foreign currency forward contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions.

ViaSat-3 Americas and Inmarsat-6 F2 Satellite Anomalies

We launched the first of our third-generation ViaSat-3 class satellites, ViaSat-3 Americas, into orbit on April 30, 2023. On July 12, 2023, we reported a reflector deployment issue that may materially impact the performance of the ViaSat-3 Americas satellite. We and the reflector provider are conducting a rigorous review of the development and deployment of the affected reflector to determine its impact and potential remedial measures. As the review by us and the reflector provider of the development and deployment of the affected reflector is ongoing as of the date of this offering memorandum, we are not able to assess the impairment value for the ViaSat-3 Americas satellite. The ViaSat-3 Americas satellite is insured for approximately $420 million, which is nearly half of the net book value of the ViaSat-3 Americas satellite, including capitalized interest. See Note 13 — Subsequent Event to our unaudited condensed consolidated financial statements for the quarter ended June 30, 2023 incorporated by reference into this offering memorandum for additional information and “Risk Factors—Risks Related to Viasat—Satellite failures or degradations in satellite performance could affect our business, financial condition and results of operations.”

We announced on August 24, 2023 that the Inmarsat-6 F2 (“I-6 F2”) satellite, which was launched on February 18, 2023, suffered a power subsystem anomaly during its orbit raising phase. At this stage, Viasat and Airbus, the satellite’s manufacturer, are working to determine the root cause of the anomaly and assess whether the satellite will be able to perform its mission. Airbus has advised that this anomaly is an unprecedented event; none of its geostationary telecommunication satellites have ever suffered a failure in orbit. The I-6 F2 anomaly does not impact ongoing customer services. The manufacturing and launch costs of the I-6 F2 satellite were insured. The twin Inmarsat-6 F1 satellite (“I-6 F1”), which was launched in December 2021, is operational and continues to perform as expected.

See “Risk Factors” for a discussion of the risks related to launching, insuring and maintaining a satellite fleet.